Exhibit 10.4

AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT

This Amendment No. 4 to Loan and Security Agreement (“Amendment”) is made on November 8, 2013 (“Amendment No. 4 Effective Date”) between Biolase, Inc., a Delaware corporation (“Borrower”) and Comerica Bank, a Texas banking association (“Bank”).

Borrower and Bank entered into a Loan and Security Agreement dated May 24, 2012, as amended by Amendment No. 1 to Loan and Security Agreement dated August 6, 2012, Amendment No. 2 to Loan and Security Agreement dated May 7, 2013, and Amendment No. 3 to Loan and Security Agreement dated September 6, 2013 (“Loan Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower (“Obligations”).  Borrower and Bank have agreed to amend the terms of the Loan Agreement as provided in this Amendment.

Accordingly, Borrower and Bank agree as follows:

1.	Capitalized Terms. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Loan Agreement.

2.	Amendments. The Loan Agreement is amended as follows:

(a)  Section 6.7(a) is amended to read in its entirety as follows:

“(a) Liquidity.

(i) Liquidity Ratio.  As of the end of each month, commencing with the month ending November 30, 2013, a ratio of (i) cash plus Eligible Accounts plus Eligible Ex-Im Accounts plus Inventory Reliance Amount to (ii) the outstanding principal amount of the Obligations, at not less than the following for the associated measurement dates:

Measurement Dates	Liquidity Ratio
November 30, 2103 and December 31, 2013	2.00:1.00
January 31, 2014	2.25:1.00
February 28, 2014, and each succeeding month	2.75:1.00

For this purpose, “Inventory Reliance Amount” means, on any date of determination, the sum of (1) the amount determined under part (b) of the Borrowing Base (being the portion attributable to Eligible Inventory) plus (2) the amount available to be borrowed under the Ex-Im Facility Loans based upon Eligible Export-Related Inventory as defined in the Ex-Im Facility Documents.

(ii) Liquid Assets. As of the end of each month, commencing with November 30, 2013, maintain Liquid Assets at not less than $1,000,000.00.  ”

(a) Section 6.7(b) is amended to read in its entirety as follows:

“(b) EBITDA.  As of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2013, an EBITDA of not less than the amount set forth below for the applicable measurement date, measured in each case for the three (3) months then-ending:

Measurement Date	Minimum EBITDA
December 31, 2013	-$500,000.00
March 31, 2014	-$2,000,000.00
June 30, 2014	-$2,000,000.00
September 30, 2014 and thereafter	[to be determined by Bank]”

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(a) Section 6.12 is amended to read in its entirety as follows:

“6.12 Minimum Equity Event.  Borrower shall receive New Equity totaling at least $3,000,000.00 after November 8, 2013, and before March 1, 2014.”

(b) Exhibit A is amended to add the following term and its definition in appropriate alphabetical order:

“Liquid Assets” means cash, cash equivalents, and readily marketable securities which are not subject to any security interest, lien or encumbrance.

(d) Exhibit E (the form of Compliance Certificate) is amended entirely to be in the form of attached Amended Exhibit E.

3.	Representations. Borrower represents and agrees that:

(a) Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Loan Agreement and in each of the Loan Documents remain true and correct in all respects, except to the extent that they expressly speak as of a specific prior date, and (ii) the covenants set forth in the Loan Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

(b) When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms, and will not conflict with or violate any of Borrower’s organization documents or any agreement, instrument, law, or order to which Borrower or any material portion of its assets is subject or bound.

(c) The corporate resolutions delivered to Bank on or about May 24, 2012 remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, the officers named therein continue to hold those offices, and Borrower continues to be in good standing under the laws of the State of Delaware.

(d) Except for events or conditions for which Bank has given or is concurrently giving its written waiver, no Event of Default exists or has occurred and is continuing uncured or unwaived as of the Effective Date.

4. Waiver.  Borrower acknowledges that it is not in compliance with the Loan Agreement because it has failed to comply with Section 6.7(b) [EBITDA] as of September 30, 2013 (“Identified Non-Compliance”).  Bank waives any default or Event of Default under the Loan Agreement arising out of the Identified Non-Compliance as of the stated date, but not at or for any subsequent time or period, provided, however, that if Borrower fails to comply with any of the provisions of Section 6.7 as of December 31, 2013 (a “2013 FYE Financial Covenant Default”) without limiting or restricting any other right or remedy that Bank may have in that event:

(a) Borrower will be obligated to pay Bank a default fee equal to the rate of interest that would have been applicable to the Revolving Line following the Identified Default minus the interest actually accrued and paid on the outstanding amount of the Revolving Line for the period from October 1, 2013, through December 31, 2013 (being 5.00% multiplied by the daily average outstanding amount under the Revolving Line during that period multiplied by 92 and divided by 360), such default fee to be payable on Bank’s demand; and

(b) Effective on January 1, 2014, the outstanding amounts of the Revolving Line will bear interest at the rate applicable thereto after the occurrence of an Event of Default.

This provision is not a waiver of or consent to any other event, condition, transaction, act or omission whether related or unrelated to the Identified Non-Compliance, and the Bank does not intend to waive or consent to any subsequent defaults by Borrower for failure to company with Section 6.7(b) of the Loan Agreement.

5. Conditions Precedent.  The effectiveness of this Amendment is subject to Bank’s receipt of or Borrower’s satisfaction of all of the following:

(a) this Amendment;

(b) execution and delivery by the Guarantors of the Acknowledgement and Consent of Guarantors as set forth below;

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(c) execution and delivery by Borrower of a Warrant in favor Bank for the purchase of 100,000 shares of Borrower’s common stock with a term of five years and an exercise price of $2.00 per share.

(d) payment of an amendment fee of $10,000.00; and

(e) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

6. No Other Changes.  Except as specifically provided in this Amendment, it does not vary the terms and provisions of any Loan Documents.  This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents.  The terms of this Amendment shall control any conflict between its terms and those of the Loan Agreement.

7. Ratification.  Except for the modifications under this Amendment, the parties ratify and confirm the Loan Agreement and the Loan Documents and agree that they remain in full force and effect.

8. Further Modification; No Reliance.  This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank.  In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank.  This Amendment shall not be more strictly construed against any one of the parties as compared to any other.

9. Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

10. Governing Law.  The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

11. No Defenses.  Borrower acknowledges, confirms, and warrants to Bank that as of the date hereof Borrower has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, this Amendment, the Loan Agreement, the Loan Documents and/or the individual advances under the Indebtedness, or against any of the indebtedness evidenced or secured thereby.

12. Expenses.  Borrower shall promptly pay all reasonable and actually incurred out-of-pocket fees, costs, charges, expenses, and disbursements of Bank incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

13. Counterparts.  This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.

[end of amendment—signature page follows]

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This Amendment No. 4 to Loan and Security Agreement is executed and delivered as of the Amendment No. 4 Effective Date.

Comerica Bank By: /s/ Lake T. McGuire Name: Lake T. McGuire Title: Vice President	Biolase, Inc. By: /s/ Frederick D. Furry Name: Frederick D. Furry Title: Chief Financial Officer

Acknowledgement and Consent of Guarantors

Each of the undersigned has guaranteed the payment and performance of the Obligations by Borrower pursuant to Guaranty dated May 24, 2012.  Each of the undersigned (a) acknowledges and consents to the execution, delivery and performance of the foregoing Amendment No. 4 to Loan and Security Agreement, and (b) agrees that (i) its guaranty remains in full force and effect and (ii) it has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, the foregoing Amendment No. 4 to the Loan and Security Agreement, the Loan Agreement, its guaranty, or the other Loan Documents.  Each of the undersigned further represents that it is in compliance with all of the terms and conditions of its guaranty.

Dated as of November 8, 2013.

BL II Acquisition Inc. By: /s/ Frederick D. Furry Name: Frederick D. Furry Title: Chief Financial Officer	BL Acquisition Corp. By: /s/ Frederick D. Furry Name: Frederick D. Furry Title: Chief Financial Officer

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